LP Building Solutions Reports Fourth Quarter and Full Year 2020 Results and Provides Q1 2021 Outlook; Announces Phased Siding Capacity Expansion Plans Including Peace Valley Restart, Explores Strategic Alternatives for EWP Segment

NASHVILLE, Tenn. (Feb. 16, 2021) - Louisiana-Pacific Corporation (LP) (NYSE: LPX) today reported its fourth quarter and year ended December 31, 2020 financial results and announced strategic updates.

Key Highlights for the Fourth Quarter
•Net sales increased by 60% to $860 million
•LP® SmartSide® net sales increased by 30% to $257 million, bringing full year SmartSide net sales growth to 15%
•OSB net sales increased by $256 million to $428 million, $246 million of which was due to OSB prices
•Net income attributed to LP was $256 million ($2.34 per diluted share)
•Adjusted Diluted EPS(1) was $2.01 per share
•Adjusted EBITDA(1) was $328 million
•Cash provided by operating activities was $321 million
•For the full year, net sales increased by 21% to $2.8 billion, net income attributed to LP was $499 million ($4.46 per diluted share), Adjusted EBITDA(1) was $781 million, cash provided by operating activities was $659 million, and Adjusted Diluted EPS(1) was $4.31
(1) This is a non-GAAP financial measure. See “Use of Non-GAAP Information” and “Reconciliation of Net Income to Non-GAAP Adjusted EBITDA and Non-GAAP Adjusted Income” below.
Phased and Integrated Capacity Expansion Strategy
•Houlton, Maine mill to be converted to SmartSide manufacture with production beginning in early 2022
•Next siding conversion after Houlton likely to be Sagola, Michigan mill
•Initiating process to restart our Peace Valley OSB mill in Fort St. John, British Columbia

Capital Allocation Update
•Completed $200 million share buyback authorization in the fourth quarter
•$300 million buyback authorization remains
•Declared a 10% increase in quarterly cash dividends to $0.16 per share

“LP ended 2020 having exceeded our 3-year transformation targets for growth and efficiency, with a cumulative EBITDA impact of $178 million. We reached this milestone a year early, largely as a result of exceptional SmartSide sales growth, which reached 30% in Q4,” said LP Chairman and Chief Executive Officer Brad Southern. "In order to meet growing customer demand for SmartSide and OSB, LP will convert our mill in Houlton, Maine to the manufacture of SmartSide, with production beginning early in 2022, and we have begun the process to restart our OSB mill in Peace Valley, British Columbia. COVID made 2020 a difficult year for LP employees, our customers, their families, and the communities we all serve. Our results are a testament to their resilience and determination, and I am extremely proud of the results we achieved in the face of these challenges.”

Fourth Quarter 2020 Highlights

Net sales for the fourth quarter of 2020 increased by $323 million (or 60%) over the prior year to $860 million. SmartSide revenue increased by $59 million (or 30%) and OSB prices increased by $246 million. LP South America revenue increased by $12 million, net of $4 million in unfavorable currency movements. The strategic exits from fiber and CanExel™ products reduced net sales by $21 million and $7 million, respectively.

Net income attributed to LP for the fourth quarter 2020 increased by $307 million over the prior year to $256 million ($2.34 per diluted share). In addition to the growth in SmartSide sales and increases in OSB prices, raw material costs (primarily wood fiber and resin) were favorable to the prior year by $9 million. During the fourth quarter of 2019, we recognized pre-tax impairment charges of $86 million related to certain operating and non-operating assets.

Adjusted EBITDA for the fourth quarter 2020 increased by $279 million to $328 million from $49 million in the fourth quarter of 2019, primarily due to SmartSide revenue growth and higher OSB prices.

Full Year 2020 Highlights

Net sales for full year 2020 increased by $478 million (or 21%) over the prior year to $2.8 billion. SmartSide revenue increased by $118 million (or 15%), and OSB prices increased by $481 million, partially offset by 5% lower sales volume. LP South America revenue was $10 million higher than the prior year, net of $27 million in unfavorable currency movements. EWP net sales were lower by $7 million and the strategic exits from fiber and CanExel products reduced net sales by $65 million and $32 million, respectively.

Net income attributed to LP for the full year 2020 increased by $504 million over the prior year to $499 million ($4.46 per diluted share). In addition to the growth in SmartSide and increased OSB prices, raw material costs (primarily wood fiber and resin) were favorable to the prior year by $32 million. Fiber discontinuance costs of $20 million were recognized during the year. Pre-tax impairment charges of $92 million related to certain operating and non-operating assets were recognized in 2019.

Adjusted EBITDA for the full year 2020 increased $572 million over the prior year to $781 million, due to SmartSide growth, $481 million of OSB pricing, and favorable raw material prices.

Segment Results

Siding

The Siding segment serves diverse end markets with a broad product offering including LP® SmartSide® Trim & Siding, LP® SmartSide® ExpertFinish® prefinished siding, and LP® Outdoor Building Solutions® products for premium outdoor buildings. Our SmartSide products consist of a full line of engineered wood siding, trim, soffit, and fascia. Our LP CanExel® prefinished siding was reclassified from Siding to our Other segment during the year ended December 31, 2020. All prior periods presented have been adjusted for comparability.

	Quarter Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net sales	$259	$222	$959	$917
Adjusted EBITDA	77	41	246	169

For the fourth quarter of 2020, Siding net sales increased by $37 million (or 17%) compared to 2019, primarily due to SmartSide revenue growth of $59 million or 30% (26% volume, 4% price). The strategic exit of fiber decreased revenue by $21 million compared to 2019. Adjusted EBITDA increased by $36 million (or 88%) from 2019, primarily due to the increase in SmartSide revenue growth, lower sales & marketing costs of $3 million, and lower raw material costs of $5 million.

For the full year 2020, net sales increased by $42 million (or 5%) compared to 2019, primarily due to SmartSide revenue growth of $118 million, or 15% (13% volume, 2% price). The strategic exit of fiber decreased revenue by $65 million compared to 2019. Siding Adjusted EBITDA increased by $77 million (or 46%) from 2019, primarily due to the increase in SmartSide revenue growth, lower sales & marketing costs of $9 million, and lower raw material costs of $12 million, partially offset by the strategic exit of fiber.

Oriented Strand Board (OSB)

The OSB segment manufactures and distributes OSB structural panel products, including our value-added OSB portfolio known as LP Structural Solutions (LP® TechShield® Radiant Barrier, LP WeatherLogic® Air & Water Barrier, LP Legacy® Premium Sub-Flooring, and LP® FlameBlock® Fire-Rated Sheathing) and LP® TopNotch® Sub-Flooring.

	Quarter Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net sales	$428	$172	$1,220	$777
Adjusted EBITDA	249	6	519	10

For the fourth quarter of 2020, net sales increased by $256 million from 2019, primarily due to $246 million of increased OSB prices and a 2% increase in shipments. Structural Solutions sales volume accounted for 49% of total OSB segment sales in 2020 compared to 46% in the fourth quarter of 2019. Adjusted EBITDA increased by $243 million from 2019, primarily due to the increase in OSB prices.

For the full year 2020, net sales increased by $443 million (or 57%) from 2019, primarily due to $481 million of increased OSB prices, partially offset by a 5% reduction in shipments. Structural Solutions sales volume accounted for 44% of OSB segment sales in 2020 compared to 43% in 2019. Adjusted EBITDA increased by $509 million to $519 million from 2019, primarily due to the increase in OSB prices.

Engineered Wood Products (EWP)

The EWP segment is comprised of LP® SolidStart® I-Joist, Laminated Veneer Lumber (LVL), and Laminated Strand Lumber (LSL) and other related products. This segment also includes the sales of I-Joist and LVL products produced by our joint venture and sales of plywood produced as a by-product of the LVL production process.

With the Houlton, Maine mill converting to SmartSide, we will cease the production of LSL during 2021, and we are exploring strategic alternatives to the remaining EWP business, including a possible sale in whole or in part.

	Quarter Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net sales	$108	$93	$389	$396
Adjusted EBITDA	2	3	23	26

For the fourth quarter of 2020, EWP net sales increased by $15 million (or 16%) from 2019, primarily due to increased shipments. Adjusted EBITDA declined by $1 million primarily due to higher input costs, partially offset by operating efficiencies.

For the full year 2020, net sales decreased by $7 million (or 2%) from 2019, primarily due a reduction in sales volume. Adjusted EBITDA declined by $3 million primarily due to higher input costs, partially offset by operating efficiencies.

South America

Our South America segment manufactures and distributes OSB structural panel and siding products in South America and certain export markets. This segment has manufacturing operations in two countries, Chile and Brazil, and operates sales offices in Chile, Brazil, Peru, Columbia, and Argentina.

	Quarter Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net sales	$50	$38	$169	$159
Adjusted EBITDA	13	8	42	34

For the fourth quarter of 2020, net sales increased by $12 million (or 32%) compared to 2019 due to higher prices and volumes across all products and regions. Adjusted EBITDA increased by $5 million (or 63%) from 2019 net of higher costs for imported resins.

For the full year 2020, net sales increased by $10 million (or 6%) compared to 2019 due to higher prices and volumes across all products and regions, partially offset by unfavorable foreign currency changes of $27 million. Adjusted EBITDA increased by $8 million (or 24%) from 2019 due to both higher prices and volumes, partially offset by higher costs for imported raw materials.

Q1 2021 Outlook and 2021 Capital Expenditure Guidance

Our guidance is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks, including those set forth below under “Forward-Looking Statements.”

•SmartSide sales in the first quarter of 2021 to be more than 35% higher than the first quarter of 2020.
•OSB sales in the first quarter of 2021 to be sequentially higher than the fourth quarter of 2020 by more than 15% on similar volumes.
•Adjusted EBITDA(2) for the first quarter of 2021 to be greater than $380 million.
•Given our current outlook, we expect capital expenditures for 2021 to be in the range of $220 million to $230 million, including $80 million to $85 million for the Houlton conversion, $30 million to $35 million for other strategic growth projects, $10 million for Peace Valley, and $100 million for sustaining maintenance.
(2) This is a non-GAAP financial measure. With respect to Adjusted EBITDA for the first quarter of 2021, certain items that affect net income on a GAAP basis, such as product-line discontinuance charges, other operating credits and charges, net, loss on early debt extinguishment, investment income, and other non-operating items, that would be required to be included in the comparable forecasted GAAP measures without unreasonable effort. As such, the Company is unable to provide a reasonable estimate of GAAP net income, or a corresponding reconciliation of Adjusted EBITDA to net income.

Conference Call

LP will hold a conference call to discuss this release today at 11:00 a.m. Eastern Time (8 a.m. Pacific Time). Investors will have the opportunity to listen to the conference call live by dialing (855) 638-4813 and referencing code 9436623 or over the internet by going to investor.lpcorp.com and clicking “Events and Presentations” at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a telephonic replay will be available from 2 p.m. Eastern Time on February 16, 2021 to 2 p.m. Eastern Time on February 23, 2021 by calling (855) 859-2056 and entering the access code 9436623, and the replay will also be available on LP's website.

About LP Building Solutions

As a leader in high-performance building solutions, Louisiana-Pacific Corporation (LP Building Solutions, NYSE: LPX) manufactures engineered wood building products that meet the demands of builders worldwide. Its extensive offerings include innovative and dependable building products and accessories, such as ® SmartSide® Trim & Siding, LP Structural Solutions portfolio (LP WeatherLogic® Air & Water Barrier, LP Legacy® Premium Sub-Flooring, LP® TechShield® Radiant Barrier, LP® FlameBlock® Fire-Rated Sheathing and more), oriented strand board (OSB), LP® TopNotch® Sub-Flooring, LP, LP® Outdoor Building Solutions®, and LP Elements® Performance Fencing. In addition to product solutions, LP provides industry-leading service and warranties. Since its founding in 1972, LP has been Building a Better World™ by helping customers construct beautiful, durable homes. Headquartered in Nashville, Tennessee, LP operates 25 plants across the U.S., Canada, Chile and Brazil. For more information, visit LPCorp.com.

Forward-Looking Statements

This news release contains statements concerning Louisiana-Pacific Corporation's (LP) future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: impacts from public health issues (including global pandemics, such as the ongoing COVID-19 pandemic) on the economy, demand for our products or our operations, including the actions and recommendations of governmental authorities to contain such public health issues; changes in governmental fiscal and monetary policies, including tariffs, and levels of employment; changes in general economic conditions, including impacts from the ongoing COVID-19 pandemic; changes in the cost and availability of capital; changes in the level of home construction and repair activity; changes in competitive conditions and prices for our products; changes in the relationship between supply of and demand for building products; changes in the financial or business conditions of third-party wholesale distributors and dealers; changes in the relationship between supply of and demand for raw materials, including wood fiber and resins, used in manufacturing our products; changes in the cost of and availability of energy, primarily natural gas, electricity, and diesel fuel; changes in the cost of and availability of transportation; impact of manufacturing our products internationally; difficulties in the launch or production ramp-up of newly introduced products; unplanned interruptions to our manufacturing operations, such as explosions, fires, inclement weather, natural disasters, accidents, equipment failures, labor disruptions, transportation interruptions, supply interruptions, public health issues (including pandemics and quarantines), riots, civil insurrection or social unrest, looting, protests, strikes and street demonstrations; changes in other significant operating expenses; changes in currency values and exchange rates between the U.S. dollar and other currencies, particularly the Canadian dollar, Brazilian real and Chilean peso; changes in, and compliance with, general and industry-specific laws and regulations, including environmental and health and safety laws and regulations, the U.S. Foreign Corrupt Practices Act and anti-bribery laws, laws related to our international business operations, and changes in building codes and standards; changes in tax laws, and interpretations thereof; changes in circumstances giving rise to environmental liabilities or expenditures; warranty costs exceeding our warranty reserves; challenge or exploitation of our intellectual property or other proprietary information by others in the industry; changes in the funding requirements of our defined benefit pension plans; the resolution of existing and future product-related litigation and other legal proceedings; the amount and timing of any repurchases of our common stock and the payment of dividends on our common stock, which will depend on market and business conditions and other considerations; and acts of public authorities, war, civil unrest, natural disasters, fire, floods, earthquakes, inclement weather and other matters beyond our control. For additional information about factors that could cause actual results, events, and circumstances to differ materially from those described in the forward-looking statements, please refer to LP’s filings with the Securities and Exchange Commission. Except as required by law, LP undertakes no obligation to update any such forward-looking statements to reflect new information, subsequent events or circumstances.

Use of Non-GAAP information

In evaluating our business, we utilize, we disclose non-GAAP financial measures that fall within the meaning of SEC Regulation G and Regulation S-K Item 10(e), which we believe provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP financial measures do not have standardized definitions and are not defined by U.S. GAAP. In this press release, we disclose income attributed to LP before interest expense, provision for income taxes, depreciation and amortization, and exclude stock-based compensation expense, loss on impairment attributed to LP, product-line discontinuance charges, other operating credits and charges, net, loss on early debt extinguishment, investment income, and other non-operating items as Adjusted EBITDA (Adjusted EBITDA) which is a non-GAAP financial measure. We have included Adjusted EBITDA in this report because we view it as an important supplemental measure of our performance and believe that it is frequently used by interested persons in the evaluation of companies that have different financing and capital structures and/or tax rates. We also disclose income attributed to LP, excluding loss on impairment attributed to LP, product-line discontinuance charges, interest expense outside of normal operations, other operating credits and charges, net, loss on early debt extinguishment, gain (loss) on acquisition, and adjusts for a normalized tax rate as Adjusted Income (Adjusted Income). We also disclose Adjusted Diluted EPS, calculated as Adjusted Income divided by diluted shares outstanding. We believe that Adjusted Diluted EPS and Adjusted Income are useful measures for evaluating our ability to generate earnings and that providing this measure should allow interested persons to more readily compare the earnings for past and future periods.

Adjusted EBITDA, Adjusted Income, and Adjusted Diluted EPS are not substitutes for the U.S. GAAP measure of net income or for any other U.S. GAAP measures of operating performance. It should be noted that other companies may present similarly-titled measures differently and therefore, as presented by us, these measures may not be comparable to similarly-titled measures reported by other companies. Adjusted EBITDA, Adjusted Income, and Adjusted Diluted EPS have material limitations as performance measures because they exclude items that are actually incurred or experienced in connection with the operations of our business.

CONSOLIDATED STATEMENTS OF INCOME
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(AMOUNTS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Quarter Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net sales	$860	$537	$2,788	$2,310
Cost of sales	(509)	(467)	(1,920)	(2,007)
Gross profit	351	70	867	303
Selling, general, and administrative expenses	(54)	(58)	(211)	(230)
Loss on impairments	—	(86)	(16)	(92)
Other operating credits and charges, net	1	1	(4)	(1)
Income from operations	297	(73)	636	(20)
Interest expense	(2)	(5)	(19)	(19)
Investment income	1	2	4	10
Other non-operating items	(4)	(2)	—	6
Income from before income taxes	292	(78)	621	(23)
Provision for income taxes	(37)	26	(125)	13
Equity in unconsolidated affiliate	—	—	1	—
Net income	$255	$(52)	$497	$(10)
Net loss attributed to noncontrolling interest	1	1	2	5
Net income attributed to LP	$256	$(51)	$499	$(5)

Basic net income per share attributed to LP	$2.36	$(0.44)	$4.48	$(0.04)
Diluted net income per share attributed to LP	$2.34	$(0.44)	$4.46	$(0.04)
Average shares of common stock used to compute net income per share:
Basic	109	115	111	123
Diluted	109	115	112	123

CONSOLIDATED BALANCE SHEET
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(AMOUNTS IN MILLIONS)

	December 31,
	2020	2019
ASSETS
Cash and cash equivalents	$535	$181
Receivables	184	164
Inventories	259	265
Prepaid expenses and other current assets	15	9
Total current assets	993	619
Timber and timberlands	52	63
Property, plant and equipment, net	918	965
Operating lease assets	40	44
Goodwill and other intangible assets	46	50
Investments in and advances to affiliates	11	10
Restricted cash	—	14
Other assets	24	69
Deferred tax asset	3	1
Total assets	$2,086	$1,835

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$267	$242
Income taxes payable	18	—
Current portion of contingency reserves	1	2
Total current liabilities	286	244

Long-term debt	348	348
Deferred income taxes	78	73
Non-current operating lease liabilities	32	36
Contingency reserves, excluding current portion	13	8
Other long-term liabilities	86	125
Total liabilities	842	834

Redeemable noncontrolling interest	10	10

Stockholders’ equity:
Preferred stock	—	—
Common stock	124	130
Additional paid-in capital	452	454
Retained earnings	1,206	966
Treasury stock	(397)	(406)
Accumulated comprehensive loss	(151)	(153)
Total stockholders’ equity	1,234	991
Total liabilities and stockholders’ equity	$2,086	$1,835

CONDENSED CONSOLIDATED CASH FLOW STATEMENT
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(DOLLAR AMOUNTS IN MILLIONS)

	Quarter Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$255	$(52)	$497	$(10)
Adjustments to net income:
Depreciation and amortization	27	33	111	123
Loss on impairment	—	86	16	92
Gain on acquisition	—	—	—	(14)
Deferred taxes	1	(4)	2	10
Pension contributions	—	(1)	—	(1)
Other adjustments, net	2	1	18	20
Changes in assets and liabilities (net of acquisitions):
Receivables	22	26	(53)	(21)
Inventories	(18)	(10)	(12)	3
Prepaid expenses	3	4	(4)	(1)
Accounts payable and accrued liabilities	17	25	30	(4)
Income taxes payable, net of receivables	12	(8)	54	(37)
Net cash provided by continuing operating activities	321	100	659	160
Net cash used in discontinued operating activities	—	—	—	(1)
Net cash provided by operating activities	321	100	659	159
CASH FLOWS FROM INVESTING ACTIVITIES
Property, plant, and equipment additions	(24)	(44)	(77)	(163)
Acquisition of businesses, net of cash acquired	—	(3)	—	30
Redemption of insurance cash surrender value	—	—	10	—
Proceeds from business divestiture	—	—	15	—
Investment in unconsolidated affiliates	—	—	—	(3)
Other investing activities, net	—	—	3	(1)
Net cash used in investing activities	(24)	(47)	(49)	(137)
CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of long-term debt	—	(3)	(350)	(5)
Borrowing of long-term debt			350	—
Payment of cash dividends	(16)	(16)	(65)	(65)
Purchase of stock	(171)	(158)	(200)	(638)
Other financing activities, net	—	1	(7)	(9)
Net cash used in financing activities	(187)	(176)	(272)	(717)
Effect of exchange rate on cash, cash equivalents, and restricted cash	5	—	2	(2)
Net increase (decrease) in cash, cash equivalents, and restricted cash	115	(123)	340	(697)
Cash, cash equivalents, and restricted cash at the beginning of the year	420	318	195	892
Cash, cash equivalents, and restricted cash at the end of the year	$535	$195	$535	$195

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS

The following tables set forth, for each of the last three years: (1) our sales volumes, (2) housing starts and (3) OEE. We consider the following items to be key performance indicators because LP’s management uses these metrics to evaluate our business and trends, measure our performance, and make strategic decisions and believes that the key performance indicators presented provide additional perspective and insights when analyzing the core operating performance of LP. These key performance indicators should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the U.S. GAAP financial measures presented herein. These measures may not be comparable to similarly-titled performance indicators used by other companies.

We monitor housing starts, which is a leading external indicator of residential construction in the United States that correlates with the demand for many of our products. We believe that this is a useful measure for evaluating our results and that providing this measure should allow interested persons to more readily compare our sales volume for past and future periods to an External indicator of product demand. Other companies may present housing start data differently and therefore, as presented by us, our housing start data may not be comparable to similarly-titled indicators reported by other companies.

	Year Ended December 31,
Housing starts[1]:	2020	2019
Single Family	991	888
Multi-Family	389	402
	1,380	1,290

[1]Actual U.S. Housing starts data reported by U.S. Census Bureau is based upon information published through January 21, 2021.

We monitor sales volumes for our products in our Siding, OSB and EWP segments, which we define as the number of units of our products sold within the applicable period. Evaluating sales volume by product type helps us identify and address changes in product demand, broad market factors that may affect our performance, and opportunities for future growth. It should be noted that other companies may present sales volumes differently and, therefore, as presented by us, sales volumes may not be comparable to similarly-titled measures reported by other companies. We believe that sales volumes can be a useful measure for evaluating and understanding our business. The following table sets forth sales volumes for the quarter and year ended December 31, 2020 and 2019.

	Quarter Ended December 31, 2020				Quarter Ended December 31, 2019
Sales Volume	Siding	OSB	EWP	Total	Siding	OSB	EWP	Total
SmartSide (MMSF)	388	—	—	388	308	—	—	308
OSB - commodity (MMSF)	—	445	—	445	—	458	1	459
OSB - Structural Solutions (MMSF)	—	422	—	422	1	391	3	395
I-Joist (MMLF)	—	—	30	30	—	—	25	25
LVL (MCF)	—	—	1,887	1,887	—	—	1,692	1,692
LSL (MCF)	—	—	589	589	—	—	622	622

	Year Ended December 31, 2020				Year Ended December 31, 2019
Sales Volume	Siding	OSB	EWP	Total	Siding	OSB	EWP	Total
SmartSide (MMSF)	1,393	—	—	1,393	1,234	—	—	1,234
OSB - commodity (MMSF)	—	1,978	—	1,978	47	2,144	17	2,208
OSB - Structural Solutions (MMSF)	—	1,565	—	1,565	3	1,599	19	1,621
I-Joist (MMLF)	—	—	109	109	—	—	98	98
LVL (MCF)	—	—	6,957	6,957	—	—	7,015	7,015
LSL (MCF)	—	—	2,711	2,711	—	—	3,040	3,040

We measure OEE of each of our mills to track improvements in the utilization and productivity of our manufacturing assets. OEE is a composite metric that considers asset uptime (adjusted for capital project downtime and similar events), production rates, and finished product quality. It should be noted that other companies may present OEE differently and, therefore, as presented by us, OEE may not be comparable to similarly-titled measures reported by other companies. We believe that when used in conjunction with other metrics, OEE can be a useful measure for evaluating our ability to generate profits, and that providing this measure should allow interested persons to more readily monitor operational improvements. OEE for the year ended December 31, 2020, and 2019, respectively, for each of our segments is listed below:

	Years Ended December 31,
	2020	2019
Siding	89%	85%
OSB	87%	86%
EWP	89%	81%
South America	73%	76%

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
SELECTED SEGMENT INFORMATION
(DOLLAR AMOUNTS IN MILLIONS)

	Quarter Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net sales:
Siding	$259	$222	$959	$917
OSB	428	172	1,220	777
EWP	108	93	389	396
South America	50	38	169	159
Other	16	12	52	66
Intersegment sales	(1)	—	(1)	(5)
	$860	$537	$2,788	$2,310

RECONCILIATION OF NET INCOME TO NON-GAAP ADJUSTED EBITDA, NON-GAAP ADJUSTED INCOME, AND NON-GAAP DILUTED EPS
(DOLLAR AMOUNTS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Quarter Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net income	$255	$(52)	$497	$(10)
Add (deduct):
Loss from noncontrolling interest	1	1	2	5
Income from continuing operations attributed to LP	256	(51)	499	(5)
Provision for income taxes	37	(26)	125	(13)
Depreciation and amortization	27	33	111	122
Stock-based compensation expense	4	2	12	9
Loss on impairment attributed to LP	—	86	15	92
Other operating credits and charges, net	—	(1)	(4)	1
Product-line discontinuance charges	(1)	—	8	—
Interest expense	2	5	19	19
Investment income	(1)	(2)	(4)	(10)
Other non-operating items	4	3	—	(6)
Adjusted EBITDA	$328	$49	$781	$209
Siding	77	41	$246	$169
OSB	249	6	519	10
EWP	2	3	23	26
South America	13	8	42	34
Other	(6)	(2)	(19)	(3)
Corporate	(7)	(7)	(30)	(27)
Adjusted EBITDA	$328	$49	$781	$209

	Quarter Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net income	255	$(52)	$497	$(10)
Add (deduct):
Loss from noncontrolling interest	1	1	2	5
Loss on impairment attributed to LP	—	86	15	92
Gain on acquisition	—	—	—	(14)
Other operating credits and charges, net	—	(1)	(4)	1
Product-line discontinuance charges	(1)	—	8	—
Reported tax provision	37	(26)	125	(13)
Normalized tax provision at 25% for 2020 and 2019	(73)	(3)	(161)	(16)
Adjusted Income	$219	$5	$482	$45
Diluted shares outstanding	109	115	112	123
Adjusted Diluted EPS	$2.01	$0.05	$4.31	$0.37